Exhibit 10.5

Schedule

Following is the Amendment to the Employment Agreement of Christopher J. Kearney Regarding Vacation Accrual.

Amendments were also executed by each of the following executives.  Each Amendment is identical to the following Amendment in all respects other than the parties thereto.  Pursuant to Instruction 2 to Item 601 of Regulation S-K, only the Agreement with Mr. Kearney is being filed, together with the following schedule setting forth the names of the parties to the other Agreements.

Name

Robert B. Foreman
Thomas J. Riordan
Patrick O’Leary

Amendment to Employment Agreement

Regarding Vacation Accrual

This shall constitute an amendment to the Employment agreement dated February 23, 2005 (the “Agreement”) between Christopher J. Kearney (the “Executive”) and SPX Corporation (“SPX”) pursuant to Section 9 of the Agreement, and shall be effective as of October 26, 2005.

WHEREAS, the Agreement specifies a minimum annual vacation entitlement and permits the Executive to carry over unused vacation for up to twelve (12) months; and

WHEREAS, the parties wish to cap the maximum permitted accrual at the amount of the Executive’s annual vacation entitlement on a prospective basis and without forfeiture of any previously earned and accrued entitlement;

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 4(f) states as follows:

Vacation.  The Executive will be entitled to vacation in accordance with the Company’s vacation policy for senior executive officers, but in no event less than 5 weeks per calendar year.  Unused vacation shall be carried over for a period not in excess of twelve (12) months.

Section 4(f) shall be superseded and replaced in its entirety by the following provision:

Vacation.  The Executive will be entitled to vacation in accordance with the Company’s vacation policy for officers, but in no event less than 5 weeks per calendar year.  The maximum vacation accrual allowed from year to year and at any given time will equal Executive’s annual entitlement.  Once the maximum accrual is reached, Executive will no longer accrue vacation until the unused amount accrued is below the maximum level allowed.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first above written.

EXECUTIVE ACCEPTANCE

        SPX CORPORATION

/s/ Christopher J. Kearney	By	: /s/ Ross B. Bricker
Christopher J. Kearney		Ross B. Bricker

		Its:	Senior Vice President, Secretary
and General Counsel

		Date:	December 21, 2005